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Ford Motor Company Posts Gains Across Cars, Utilities, Trucks in May; Fusion Sets May and Retail Records

•	Ford Motor Company U.S. sales increased 13 percent in May compared with May 2011

•	May F-Series sales were up 29 percent; E-Series van sales increased 31 percent, providing the best May sales since 2008; Transit Connect had its best sales month ever

•	Fusion sales increased 9 percent for the best May sales performance ever

•	Explorer sales were up 10 percent - its best month since the current model was introduced

•	Ford announces third quarter North American production to be up 5 percent from a year ago

DEARBORN, Mich., June 1, 2012 - Ford Motor Company U.S. sales totaled 216,267 vehicles in May, a 13 percent increase versus year-ago levels. Retail sales increased 12 percent.

Overall, cars were up 6 percent, utilities were up 12 percent, and trucks improved 21 percent.

America's top-selling vehicle for 30 years, the Ford F-Series pickup posted May sales of 54,836 pickups, a 29 percent increase versus last May. E-Series delivered a 31 percent increase with 14,160 vans sold. Transit Connect had its best monthly sales performance ever with 3,937 vans sold, a 53 percent gain versus last May.

Fusion posted its best May sales ever and its strongest-ever retail sales month - with sales up 9 percent at 26,857 vehicles. Focus was up 11 percent, with its strongest sales coming from California. Mustang and Taurus increased 58 and 9 percent, respectively, with the rollout of new 2013 model products leading the way.

Utilities expanded 12 percent. Explorer delivered its best sales month since the current model hit the market in December 2010. Edge sales were up 24 percent in May versus a year ago.

“Ford posted solid gains across our fresh lineup of new cars, utilities and trucks in May,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “Fuel efficiency continues to be a top purchaser driver, and Ford's wide range of fuel-efficient products delivered again.”

During May, Ford dealers started delivering the all-new 2013 Escape to customers. The new small utility features two EcoBoost engine choices including a 1.6-liter that delivers class-leading 33 mpg on the highway.

In addition, the company delivered the first Focus Electric vehicles to retail customers.

Ford also announced its third-quarter North American production plan. The company plans to build 690,000 vehicles in the third quarter, up 5 percent (34,000 vehicles) from the third quarter 2011. Second quarter production of 730,000 vehicles is unchanged from the previous guidance.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 166,000 employees and about 70 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact(s):	Erich Merkle
Ford North America
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.